Exhibit 99.1

ROYALTY PHARMA REPORTS Q4 AND FULL YEAR 2024 RESULTS

•	Portfolio Receipts of $742 million in Q4 2024 and $2,801 million for FY 2024

•	Royalty Receipts growth of 12% in Q4 2024 and 13% for FY 2024

•	Net cash provided by operating activities of $743 million in Q4 2024 and $2,769 million for FY 2024

•	Full year 2025 guidance: Portfolio Receipts expected to be $2,900 to $3,050 million excluding future transactions

NEW YORK, NY, February 11, 2025 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the fourth quarter and full year 2024 and introduced full year 2025 guidance for Portfolio Receipts.

“We had an incredibly successful 2024, delivering double-digit growth in Royalty Receipts, which was significantly above our initial guidance, and deploying $2.8 billion of capital on value-enhancing royalties” said Pablo Legorreta, Royalty Pharma’s founder and Chief Executive Officer. “We are very excited for the opportunities ahead as the fundamentals of our business have never been stronger. Additionally, we have already taken two major steps at the start of 2025 to enhance shareholder value, announcing the acquisition of our external manager, which is expected to result in multiple financial and strategic benefits, and a new $3 billion share repurchase program, which highlights the confidence we have in our business and the attractive value we see in our shares. With a robust transaction pipeline and significant financial flexibility, I am confident that Royalty Pharma is well positioned to deliver attractive, compounding growth over the long term.”

Strong Royalty Receipts growth; Portfolio Receipts growth impacted by a high base of comparison

•

Royalty Receipts grew 12% to $729 million in the fourth quarter and 13% to $2,771 million for full year 2024, driven by strong performance from Evrysdi, the CF franchise, Trelegy, Tremfya and new royalty acquisitions.

•

Portfolio Receipts increased 1% to $742 million in the fourth quarter of 2024; Portfolio Receipts decreased 8% from $3,049 million to $2,801 million for full year 2024, largely reflecting $525 million in Biohaven-related milestone payments received in 2023.

Capital Deployment of $2.8 billion in 2024 with royalties on eight new therapies added to the portfolio

•	Record year for synthetic royalty transactions for Royalty Pharma with $925 million announced in 2024.

•	Significantly expanded development-stage portfolio by acquiring royalties on four potential new therapies.

Exciting new product launches expected across the royalty portfolio in 2025

•	Royalty Pharma to benefit in 2025 from new product launches, including Servier’s Voranigo, Bristol Myers Squibb’s Cobenfy, Ascendis’ Yorvipath, Syndax and Incyte’s Niktimvo and Geron’s Rytelo.

Financial guidance for full year 2025 (excludes contribution from future transactions)

•	Royalty Pharma expects 2025 Portfolio Receipts to be between $2,900 million and $3,050 million, representing expected growth of 4% to 9%.

Financial & Liquidity Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
	(unaudited)
($ and shares in millions)	2024	2023	Change	2024	2023	Change
Portfolio Receipts	742	736	1%	2,801	3,049	(8)%
Net cash provided by operating activities	743	773	(4)%	2,769	2,988	(7)%
Adjusted EBITDA (non-GAAP)*	669	682	(2)%	2,565	2,806	(9)%
Portfolio Cash Flow (non-GAAP)*	678	687	(1)%	2,452	2,708	(9)%
Weighted average Class A ordinary shares outstanding - diluted	589	598	(1)%	594	603	(1)%

*	See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

Portfolio Receipts Highlights

			Three Months Ended December 31,
			(unaudited)
($ in millions)			2024	2023	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	237	207	14%
Trelegy	GSK	Respiratory	74	60	23%
Tysabri	Biogen	Neuroscience	61	68	(11)%
Evrysdi	Roche	Rare disease	56	20	182%
Xtandi	Pfizer, Astellas	Cancer	46	38	20%
Imbruvica	AbbVie, J&J	Cancer	46	50	(10)%
Promacta	Novartis	Hematology	44	44	(1)%
Tremfya	Johnson & Johnson	Immunology	39	35	11%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	20	18	11%
Spinraza	Biogen	Rare disease	15	17	(13)%
Orladeyo	BioCryst	Rare disease	11	8	36%
Trodelvy	Gilead	Cancer	11	10	10%
Erleada	Johnson & Johnson	Cancer	11	9	25%
Nurtec ODT/Zavzpret	Pfizer	Neuroscience	7	5	49%
Other products(5)			54	63	(14)%

Royalty Receipts			729	651	12%
Milestones and other contractual receipts			13	84	(85)%

Portfolio Receipts			742	736	1%

Results for full year 2024 and 2023 are shown in Table 5. Amounts shown in the table may not add due to rounding.

Royalty Receipts was $729 million in the fourth quarter of 2024, an increase of 12% as compared to $651 million in the fourth quarter of 2023. The increase was primarily driven by strong growth from Evrysdi, the cystic fibrosis franchise, Trelegy, Xtandi and Tremfya. Royalty receipts from Evrysdi included the benefit of the additional royalties acquired in October 2023 and June 2024.

Portfolio Receipts was $742 million in the fourth quarter of 2024, an increase of 1% as compared to $736 million in the fourth quarter of 2023. The increase was primarily driven by the same Royalty Receipts increases noted above, offset by a decrease in milestones and other contractual receipts, which reflected a $50 million payment related to the oral formulation of zavegepant in the prior period.

Liquidity and Capital Resources

Royalty Pharma’s liquidity and capital resources are summarized below:

As of December 31, 2024, Royalty Pharma had cash and cash equivalents of $929 million and total debt with principal value of $7.8 billion.

During the fourth quarter of 2024, Royalty Pharma repurchased approximately two million Class A ordinary shares for $50 million. For full year 2024, Royalty Pharma repurchased approximately eight million Class A ordinary shares for $230 million. The weighted-average number of diluted Class A ordinary shares outstanding for the fourth quarter of 2024 was 589 million as compared to 598 million for the fourth quarter of 2023. The weighted-average number of diluted Class A ordinary shares outstanding for full year 2024 was 594 million as compared to 603 million for full year 2023.

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In January 2025, Royalty Pharma’s Board of Directors authorized a new share repurchase program under which Royalty Pharma may repurchase up to $3.0 billion of its Class A ordinary shares. Royalty Pharma intends to repurchase $2.0 billion of its shares in 2025, subject to market conditions. The total value of shares repurchased will depend on the discount to the intrinsic value at which its Class A ordinary shares are trading. This new share repurchase program replaces the unused $465 million of the company’s original $1.0 billion share repurchase program that was announced in March 2023.

Liquidity Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
($ in millions)	2024	2023	2024	2023
Portfolio Receipts	742	736	2,801	3,049
Payments for operating and professional costs	(72)	(54)	(236)	(243)
Adjusted EBITDA (non-GAAP)	669	682	2,565	2,806
Interest received/(paid), net	8	5	(113)	(98)
Portfolio Cash Flow (non-GAAP)	678	687	2,452	2,708

Amounts may not add due to rounding.

•	Adjusted EBITDA (non-GAAP) was $669 million in the fourth quarter of 2024. Adjusted EBITDA is calculated as Portfolio Receipts minus payments for operating and professional costs.

•

Portfolio Cash Flow (non-GAAP) was $678 million in the fourth quarter of 2024. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.

Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.

Capital Deployment was $522 million in the fourth quarter of 2024, consisting primarily of the acquisitions of royalties on Niktimvo and Rytelo. Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $2.8 billion for full year 2024.

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The table below details Capital Deployment by category:

Capital Deployment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
($ in millions)	2024	2023	2024	2023
Acquisitions of financial royalty assets	(496)	(1,002)	(2,506)	(2,116)
Development-stage funding payments - upfront and milestone	—	—	—	(50)
Development-stage funding payments - ongoing	(1)	(1)	(2)	(2)
Purchases of available for sale debt securities	—	—	(150)	—
Milestone payments	(25)	—	(75)	(12)
Investments in equity method investees	—	(2)	(11)	(13)
Acquisitions of other financial assets	—	—	(18)	—
Contributions from legacy non-controlling interests - R&D	0	0	1	1

Capital Deployment	(522)	(1,005)	(2,761)	(2,192)

Amounts may not add due to rounding.

In January 2025, Royalty Pharma announced the sale of the MorphoSys Development Funding Bonds for $511 million in upfront cash (press release). This payment, combined with payments previously received, results in total cash proceeds of $530 million on the $300 million investment that was made in September 2022. The proceeds strengthen Royalty Pharma’s balance sheet and provide added flexibility to pursue its disciplined capital allocation strategy.

Royalty Transactions

For full year 2024, Royalty Pharma announced new transactions of up to approximately $2.8 billion. The announced transactions amount reflects the entire amount of capital committed for new transactions during the year, including potential future milestones.

Recent transactions include:

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In November 2024, Royalty Pharma acquired a synthetic royalty on Rytelo from Geron Corporation for an upfront payment of $125 million (press release). Rytelo is approved for the treatment of certain adult patients with low- to intermediate-1 risk myelodysplastic syndromes with transfusion-dependent anemia. Following the acquisition, Royalty Pharma is entitled to receive tiered royalties on U.S. net sales on Rytelo.

•

In November 2024, Royalty Pharma acquired a synthetic royalty on Niktimvo from Syndax Pharmaceuticals, Inc. for an upfront payment of $350 million (press release). Niktimvo is approved for the treatment of chronic graft-versus-host disease and will be co-commercialized by Incyte. Following the acquisition, Royalty Pharma is entitled to receive royalties on U.S. net sales on Niktimvo.

The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.

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Internalization Transaction

In January 2025, Royalty Pharma agreed to acquire its external manager, RP Management, LLC (the “Manager”) (press release). This transaction to simplify Royalty Pharma’s corporate structure is expected to result in multiple benefits for shareholders. On a financial basis, the acquisition is expected to reduce costs and enhance economic returns on investments. Specifically, the acquisition will generate cash savings of greater than $100 million in 2026, rising to greater than $175 million in 2030 and driving cumulative savings of greater than $1.6 billion over ten years. The acquisition also increases shareholder alignment, enhances corporate governance, ensures management continuity and simplifies Royalty Pharma’s corporate structure.

The total transaction value of approximately $1.1 billion(7) consists of approximately 24.5 million shares of Royalty Pharma equity that will vest over five to nine years, approximately $100 million in cash(8), and the assumption of $380 million of the Manager’s existing debt.

The closing of the internalization transaction is subject to shareholders’ approval of the issuance of the share consideration and other customary closing conditions, including required regulatory approvals. The transaction is estimated to close during the second quarter of 2025.

Key Developments Relating to the Portfolio

The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

TEV-‘749	In January 2025, Teva announced that TEV-‘749 (olanzapine LAI) achieved Phase 3 targeted injections without PDSS (post-injection delirium/sedation syndrome), and the full safety presentation is expected in the second quarter of 2025.

Cystic fibrosis franchise

In December 2024, Vertex announced the U.S. Food and Drug Administration (FDA) approval of the new triple-combination modulator Alyftrek (vanzacaftor triple) for the treatment of cystic fibrosis in people ages 6 and older with at least one responsive mutation.

In November 2024, Vertex announced that it had completed regulatory submissions for the vanzacaftor triple in the European Union, the United Kingdom, Canada, Australia, New Zealand and Switzerland, and reviews are underway.

Skytrofa	In December 2024, Ascendis announced the U.S. FDA accepted for review its supplemental Biologics License Application (sBLA) in adult growth hormone deficiency for Skytrofa. The FDA set a Prescription Drug User Fee Act (PDUFA) goal date of July 27, 2025.

aficamten	In December 2024, Cytokinetics announced that the FDA accepted its New Drug Application (NDA) for aficamten for the treatment of Obstructive Hypertrophic Cardiomyopathy. The FDA has assigned the NDA a Prescription Drug User Fee Act date of September 26, 2025. Additionally, the European Medicines Agency validated the Marketing Authorization Application for aficamten, and it will now be reviewed by the Committee for Medicinal Products for Human Use (CHMP).

Trodelvy	In November 2024, Gilead announced plans to voluntarily withdraw the U.S. accelerated approval of Trodelvy for use in pre-treated adult patients with locally advanced or metastatic urothelial cancer, following the results of the Phase 3 TROPiCS-04 trial.

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Airsupra	In October 2024, AstraZeneca announced that positive high-level results from the BATURA Phase 3b trial showed Airsupra met the primary endpoint, demonstrating a statistically significant and clinically meaningful reduction in the risk of a severe exacerbation when used as an as-needed rescue medication in response to symptoms compared to as-needed albuterol. These positive results triggered a milestone payment from AstraZeneca, of which Royalty Pharma received its pro rata portion of $27 million in January 2025.

MK-8189	In October 2024, Merck updated its public disclosures to remove MK-8189 from its pipeline chart and Royalty Pharma does not anticipate making a further investment in this program.

pelabresib	In October 2024, Novartis announced that based on its review of 48-week data from the Phase 3 MANIFEST-2 study, longer follow-up time is needed to determine the regulatory path for pelabresib in myelofibrosis. Novartis will continue to follow patients in MANIFEST-2 and evaluate the potential for additional studies to support registration.

trontinemab	In October 2024, Roche presented its latest Phase 1b/2a interim results for trontinemab at the Clinical Trials on Alzheimer’s Disease (CTAD) conference, which demonstrated rapid and robust amyloid plaque depletion after 12 to 28 weeks of treatment and an overall favorable safety profile with very limited amyloid related imaging abnormalities (ARIA-E) observed.

2025 Financial Outlook

Royalty Pharma has provided guidance for full-year 2025, excluding new transactions and borrowings announced after the date of this release, as follows:

Provided February 11, 2025
Portfolio Receipts	$2,900 million to $3,050 million (Growth of ~+4% to 9% year/year)

Payments for operating and professional costs	Approximately 10% of Portfolio Receipts(1)

Interest paid	$260 million

The above Portfolio Receipts guidance represents expected growth of 4% to 9% in 2025. Royalty Pharma’s full-year 2025 guidance reflects a negligible estimated foreign exchange impact to Portfolio Receipts, assuming current foreign exchange rates prevail for the rest of 2025.

2025 guidance for payments for operating and professional costs and interest paid does not reflect the impact of the internalization transaction announced on January 10, 2025 and will be updated following the closing of the internalization transaction, which is expected to be in the second quarter of 2025.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and is anticipated to be approximately $260 million in 2025. Interest paid is anticipated to be approximately $138 million in the first quarter of 2025, which includes the first interest payment on the $1.5 billion notes issued in June 2024. Interest paid in the third quarter of 2025 is anticipated to be $119 million. De minimis amounts are anticipated in the second and fourth quarter of 2025. These projections assume no additional debt financing in 2025, including no drawdown on the revolving credit facility. In 2024, Royalty Pharma collected interest of $46 million on its cash and cash equivalents.

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Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

Financial Results Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2024 results today at 8:30 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 14 development-stage product candidates.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

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Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Portfolio Receipts

Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.

Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to RPSFT and the Legacy Investors Partnerships. Distributions to RPSFT substantially ended in December 2023 when Royalty Pharma acquired the remaining interest in RPCT held by RPSFT.

Use of Non-GAAP Measures

Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP.

Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.

The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.

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Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-6772

ir@royaltypharma.com

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Royalty Pharma plc

Condensed Consolidated Operations (unaudited)

Table 1

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2024	2023	2024	2023
Income and other revenues
Income from financial royalty assets	562	523	2,149	2,198
Other royalty income and revenues	32	73	114	157

Total income and other revenues	594	596	2,264	2,355

Operating expense/(income)
Provision for changes in expected cash flows from financial royalty assets	164	(77)	732	561
Research and development funding expense	1	1	2	52
General and administrative expenses	68	59	237	250

Total operating expense/(income), net	232	(17)	971	862

Operating income	362	613	1,292	1,492

Other (income)/expense
Equity in earnings of equity method investees	(32)	(0)	(30)	(29)
Interest expense	66	47	226	187
Other income, net	(7)	(152)	(234)	(366)

Total other expense/(income), net	27	(105)	(38)	(208)

Consolidated net income before tax	334	718	1,331	1,700

Income tax expense	—	—	—	—

Consolidated net income	334	718	1,331	1,700

Net income attributable to non-controlling interests	126	223	472	565

Net income attributable to Royalty Pharma plc	208	494	859	1,135

Amounts may not add due to rounding.

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Royalty Pharma plc

Selected Balance Sheet Data (unaudited)

Table 2

($ in millions)	As of December 31, 2024	As of December 31, 2023
Cash and cash equivalents	929	477
Total current and non-current financial royalty assets, net	15,911	14,827
Total assets	18,223	16,382
Current portion of long-term debt	998	—
Long-term debt, net of current portion	6,615	6,135
Total liabilities	7,880	6,298
Total shareholders’ equity	10,342	10,084

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Royalty Pharma plc

Consolidated Statements of Cash Flows (unaudited)

Table 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2024	2023	2024	2023
Cash flows from operating activities:
Cash collections from financial royalty assets	777	747	2,983	3,201
Cash collections from intangible royalty assets	0	0	15	1
Other royalty cash collections	30	75	109	159
Distributions from equity method investees	—	—	13	19
Interest received	9	8	46	72
Development-stage funding payments - ongoing	(1)	(1)	(2)	(2)
Development-stage funding payments - upfront and milestone	—	—	—	(50)
Payments for operating and professional costs	(72)	(54)	(236)	(243)
Interest paid	(1)	(3)	(160)	(169)

Net cash provided by operating activities	743	773	2,769	2,988

Cash flows from investing activities:
Distributions from equity method investees	3	5	24	44
Investments in equity method investees	—	(2)	(11)	(13)
Purchases of equity securities	—	—	(63)	—
Proceeds from equity securities	—	—	99	—
Purchases of available for sale debt securities	—	—	(150)	—
Proceeds from available for sale debt securities	13	1	20	1
Proceeds from sales and maturities of marketable securities	—	—	—	24
Acquisitions of financial royalty assets	(496)	(1,002)	(2,506)	(2,116)
Acquisitions of other financial assets	—	—	(18)	—
Milestone payments	(25)	—	(75)	(12)
Other	—	(2)	2	(2)

Net cash used in investing activities	(506)	(1,000)	(2,678)	(2,073)

Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(81)	(92)	(362)	(377)
Distributions to continuing non-controlling interests	(31)	(24)	(125)	(120)
Dividends to shareholders	(94)	(89)	(376)	(358)
Repurchases of Class A ordinary shares	(53)	(30)	(230)	(305)
Contributions from legacy non-controlling interests - R&D	0	0	1	1
Contributions from non-controlling interests - other	1	1	4	7
Cash acquired in connection with purchase of non-controlling interest	—	5	—	5
Proceeds from revolving credit facility	—	350	—	350
Repayment of revolving credit facility	—	(350)	—	(350)
Repayment of long-term debt	—	—	—	(1,000)
Proceeds from issuance of long-term debt, net of discount	—	—	1,471	—
Debt issuance costs and other	0	(2)	(13)	(2)
Other	0	—	(9)	—

Net cash (used in)/provided by financing activities	(258)	(232)	361	(2,149)

Net change in cash and cash equivalents	(21)	(459)	452	(1,234)
Cash and cash equivalents, beginning of period	950	936	477	1,711

Cash and cash equivalents, end of period	929	477	929	477

Amounts may not add due to rounding.

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Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 4

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2024	2023	2024	2023
Net cash provided by operating activities (GAAP)	743	773	2,769	2,988
Adjustments:
Proceeds from available for sale debt securities(6)	13	1	20	1
Distributions from equity method investees(6)	3	5	24	44
Interest (received)/paid, net(6)	(8)	(5)	113	98
Development-stage funding payments - ongoing	1	1	2	2
Development-stage funding payments - upfront and milestone	—	—	—	50
Distributions to legacy non-controlling interests - Portfolio Receipts(6)	(81)	(92)	(362)	(377)

Adjusted EBITDA (non-GAAP)	669	682	2,565	2,806

Interest received/(paid), net(6)	8	5	(113)	(98)

Portfolio Cash Flow (non-GAAP)	678	687	2,452	2,708

Amounts may not add due to rounding.

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Royalty Pharma plc

Fourth Quarter and Full Year Portfolio Receipts Highlights (unaudited)

Table 5

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2024	2023	Change	2024	2023	Change
Products:
Cystic fibrosis franchise	237	207	14%	857	771	11%
Trelegy	74	60	23%	284	203	40%
Tysabri	61	68	(11)%	262	279	(6)%
Imbruvica	46	50	(10)%	191	210	(9)%
Evrysdi	56	20	182%	174	66	163%
Xtandi	46	38	20%	169	146	15%
Promacta	44	44	(1)%	158	161	(2)%
Tremfya	39	35	11%	140	116	20%
Cabometyx/Cometriq	20	18	11%	73	66	10%
Spinraza	15	17	(13)%	45	45	1%
Trodelvy	11	10	10%	43	33	30%
Erleada	11	9	25%	39	27	42%
Orladeyo	11	8	36%	39	29	32%
Nurtec ODT/Zavzpret	7	5	49%	26	18	39%
Other products(5)	54	63	(14)%	273	277	(1)%

Royalty Receipts	729	651	12%	2,771	2,449	13%
Milestones and other contractual receipts	13	84	(85)%	31	599	(95)%

Portfolio Receipts	742	736	1%	2,801	3,049	(8)%

Amounts may not add due to rounding.

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Royalty Pharma plc

Description of Approved Indications for Select Portfolio Therapies

Table 6

Cystic fibrosis franchise	Cystic fibrosis

Trelegy	Chronic obstructive pulmonary disease and asthma

Tysabri	Relapsing forms of multiple sclerosis

Evrysdi	Spinal muscular atrophy

Xtandi	Prostate cancer

Imbruvica	Hematological malignancies and chronic graft versus host disease

Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia

Tremfya	Plaque psoriasis, psoriatic arthritis and ulcerative colitis

Cabometyx / Cometriq	Kidney, liver and thyroid cancer

Spinraza	Spinal muscular atrophy

Orladeyo	Hereditary angioedema

Trodelvy	Breast and bladder cancer

Erleada	Prostate cancer

Nurtec ODT/Zavzpret	Acute and preventative treatment of migraine

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Notes

(1)

Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that Royalty Pharma can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts include variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma (“Royalty Receipts”). Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts and milestones and other contractual receipts to RPSFT and the Legacy Investors Partnerships. Distributions to RPSFT substantially ended in December 2023 when Royalty Pharma acquired the remaining interest in RPCT held by RPSFT.

(2)

Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.

(3)

Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.

(4)

Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone less Contributions from legacy non-controlling interests - R&D.

(5)

Other products primarily include Royalty Receipts on the following products: Cimzia, Crysvita, Emgality, Entyvio, Farxiga/Onglyza, IDHIFA, Lexiscan, Nesina, Prevymis, Soliqua and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP statements of cash flows.

(6)	The table below shows the line item for each adjustment and the direct location for such line item on the GAAP statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest received/paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities

(7)	The total transaction value of approximately $1.1 billion is based on the closing price of Royalty Pharma plc common stock of $26.20 on January 8, 2025.

(8)	Consists of $200 million in cash less the amount of the management fees paid to the Manager from January 1, 2025 through the closing of the transaction.

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